UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2018

Tandem Diabetes Care, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36189	20-4327508
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11075 Roselle Street, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 366-6900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ⌧

Item 8.01Other Events

On February 13, 2018, Tandem Diabetes Care, Inc. (the “Company”) closed the previously announced underwritten public offering of 30,000,000 shares of the Company’s common stock, par value $0.001 per share, at the public offering price of $2.00 per share, less underwriting discounts. In addition, the underwriters for the offering fully exercised their option to purchase 4,500,000 additional shares of the Company’s common stock at the public offering price, less underwriting discounts. All of the shares in the offering were issued by the Company, resulting in gross proceeds to the Company of $69.0 million. The net proceeds to the Company from the offering, after deducting the underwriting discounts and other estimated offering expenses payable by the Company, are expected to be approximately $64.5 million. The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes.

Oppenheimer & Co. Inc. acted as the sole book‐running manager for the offering. National Securities Corporation acted as co‐manager.

The offer and sale of the shares was made by the Company pursuant to an effective registration statement on Form S-1(File No. 333-222553) and an effective registration statement on Form S-1 (File No. 333-222939), each filed with the Securities and Exchange Commission.

This Current Report on Form 8-K, including the press release attached hereto as Exhibit 99.1, shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01Financial Statements and Exhibits

(d) Exhibits.

Number	Description
99.1	Press release of Tandem Diabetes Care, Inc. dated February 13, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tandem Diabetes Care, Inc.

By:	/s/ David B. Berger
David B Berger
Executive Vice President, General Counsel and Secretary

Date:  February 13, 2018